UNITED STATES

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SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

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PALO ALTO NETWORKS, INC.

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© 2024 Palo Alto Networks, Inc. All rights reserved. Proxy Statement Supplement December 2, 2024

© 2024 Palo Alto Networks, Inc. All rights reserved. This presentation includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current facts, including statements regarding our future prospects, social, environmental and sustainability plans and goals, and executive compensation plans, made in this document are forward-looking. We use words such as “anticipates,” “believes,” “continue,” “estimate,” “expects,” “future,” “intends”, “may,” “plan,” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual results could differ materially for a variety of reasons. There are a significant number of factors that could cause actual results to differ materially from forward-looking statements made or implied in this presentation, including: developments and changes in general market, political, economic, and business conditions; failure of our platformization product offerings; failure to achieve the expected benefits of our strategic partnerships and acquisitions; changes in the fair value of our contingence consideration liability associated with such partnerships and acquisitions; risks associated with managing our growth; risks associated with new product, subscription and support offerings, including our product offerings that leverage AI; shifts in priorities or delays in the development or release of new product or subscription or other offerings, or the failure to timely develop and achieve market acceptance of new products and subscriptions as well as existing product, subscription and support offerings; failure of our business strategies, rapidly evolving technological developments in the market for security products, subscriptions and support offerings; defects, errors, or vulnerabilities in our products, subscriptions, or support offerings; our customers’ purchasing decisions and the length of sales cycles; our competition; our ability to attract and retain new customers; our ability to acquire and integrate other companies, products, or technologies in a successful manner; our debt repayment obligations; and our share repurchase program, which may not be fully consummated or enhance shareholder value, and any share repurchases which could affect the price of our common stock. Additional risks and uncertainties on these and other factors that could affect our financial results and the forward-looking statements we make in this presentation are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on September 6, 2024, which is available on our website at investors.paloaltonetworks.com and on the SEC’s website at www.sec.gov. Additional information will also be set forth in other documents that we file with or furnish to the SEC from time to time. All forward-looking statements in this presentation are based on our beliefs and information available to management as of the date hereof, and we do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made. Forward Looking Statements

© 2024 Palo Alto Networks, Inc. All rights reserved. Supplemental Disclosure to Assist Shareholders Palo Alto Networks Board of Directors reaffirms its recommendations • This document provides additional information for Palo Alto Networks shareholders to consider when determining how to vote with respect to: Proposal 1 (Election of Directors) Proposal 4 (Advisory Vote on Compensation of our Named Executive Officers) • Since Palo Alto Networks filed its 2024 Proxy Statement, ISS and Glass Lewis have issued formulaic advice on how shareholders may assess these proposals: Glass Lewis has recommended a vote against one of our directors in Proposal 1 ISS and Glass Lewis has recommended a vote against Proposal 4 • Respectfully, the Palo Alto Networks Board of Directors disagree with the positions of ISS and Glass Lewis and reaffirm their recommendation that shareholders vote: “FOR” all nominees in Proposal 1, “ONE YEAR” in Proposal 3, “FOR” Proposals 2, 4, 5, and “AGAINST” Proposal 6

Robust shareholder engagement to obtain valuable feedback We undertook extensive engagement efforts in FY24 to obtain our shareholders’ feedback on compensation decisions to drive increased accountability and improve decision making • We engage with shareholders to obtain input on compensation decisions • We make commitments to our shareholders based on their input • We meet our commitments to our shareholders © 2024 Palo Alto Networks, Inc. All rights reserved.

Shareholder feedback led to significant changes to our executive compensation programs

Shareholder Feedback	How we responded
Awards of the quantum of our CEO's five-year PSU retention grant should not be used regularly	• **Compensation and People Committee committed to not grant Mr. Arora additional one-time equity awards** of any variety with vesting or performance metrics that overlap with the one-time June 2023 award
Performance-based equity (PSU) maximum payout for NEOs is too high	• For FY25, **decreased the maximum payout of PSUs for our NEOs by 33%**, from 600% to 400% of target payout • Aligned our NEO's FY23 and FY24 PSUs to the reduced maximum target payout
Goal setting for annual performance does not clearly indicate pay vs. performance connection	• FY24 portion of FY23 and FY24 equity awards resulted in **0% payout attributable to FY24** performance, demonstrating our commitment to a pay-for-performance philosophy • In addition, even though the Company shifted strategy during FY24, **we did not reset the FY24 performance targets**
CEO aircraft and security-related perquisites are too high	• For FY24, the total amount of aircraft and security-related perquisites and benefits for our CEO **decreased by approximately 55%** from ~$3.8M in FY23 to ~$1.7M in FY24
Disclosure of annual incentive plan structure is not clear	• For FY25 annual cash incentive plan design, we **clearly identified threshold performance levels** for each metric so that performance more than 10% below either target financial performance measure results in no payment

While some changes we made in response to shareholder feedback, including the 2023 "Say-on-Pay" advisory vote result, could not fully be reflected in FY24 pay decisions because certain of those decisions were already made when that feedback was received, we fully implemented these changes in our FY25 pay decisions, and reflected them in the FY23 and FY24 PSU awards where possible.

© 2024 Palo Alto Networks, Inc. All rights reserved.

paloalto

FY24 Target Pay: Decisions made using structured inputs and framework to ensure an objective and clear alignment with performance We follow a structured decision making process and met all 14 Key Commitments to our Shareholders Decision Making Inputs for FY24 Target Pay Financial Shareholder Strategic Performance Other Performance Returns Objectives Assessment Considerations For As determined • Say on Pay CEO and FY23 results by Board 1, 2 and 3 shareholder vs. plan and year TSR FY23 feedback consensus performance Strategic • Retention on key relative to Objectives • Tenure / Time financial peers in role For Other measures As • Role determined criticality NEOs by CEO Met our 14 key commitments to shareholders (see page 78 of our 2024 Proxy Statement) again in fiscal 2024, including notably: âÂÂ—ÂÂ‹ Maintaining a robust shareholder outreach program âÂÂ—ÂÂ‹ Executive compensation is overwhelmingly performance based âÂÂ—ÂÂ‹ Compensation decisions are disclosed transparently âÂÂ—ÂÂ‹ Make annual equity grants to our NEOs at least 75% performance-based âÂÂ—ÂÂ‹ Make any one-time awards only in exceptional circumstances 2024 Palo Alto Networks, Inc. All rights reserved.

FY24 Target Pay: Modest increase in CEO compensation and decrease in total pay for other NEOs despite continued strong performance at top of peer group

FY24 Decision Making Inputs

Decision made in August 2023 based on FY23 performance

Financial Performance[1]

✔ **Met or exceeded external consensus on all key financial measures despite a challenging environment**

Shareholder Returns[2]

✔ **1-year and 3-year relative TSR at 99th and 100th percentile vs. peer group**

Strategic Objectives

✔ ***Executed on corporate objectives including Product Category Leadership, AI acceleration, and Employer of Choice***

Performance Assessment

✔ ***The Board is unanimous in its confidence in Mr. Arora and his strategy for the Company's next phase of growth***

FY24 CEO Compensation

	FY23 Target	FY24 Target	
Annual Salary*	$1.0M	$1.0M	
Target Bonus	$1.0M	$1.0M	
Equity Compensation**	$38.0M (100% PSUs)	$40.0M (100% PSUs)	
Total Target	**$40.0M**	**$42.0M**	**+5%**
% Performance Based	**97.5%**	**97.6%**	
Percentile vs. Peers	**92nd**	**91st**	

** Mr. Arora forwent a portion of his annual salary in fiscal 2023 as part of our funding efforts to support colleagues and communities impacted by COVID-19.*
*** Represents target value of grant and excludes one-time FY23 Long-Term Performance and Retention award.*

Aggregate target pay for other NEOs decreased ~$6.5M in FY24 with an average of 94.2% performance based
(See pages 82, 86-87 of our 2024 Proxy Statement for details)

© 2024 Palo Alto Networks, Inc. All rights reserved.

(1) "Vs. Consensus" based on analyst consensus as of August 24, 2022.
(2) Relative TSR vs peer group is calculated based on the starting and ending trading prices immediately before our FY start (7/31/22) and at our FY end (7/31/23).

paloalto NETWORKS

© 2024 Palo Alto Networks, Inc. All rights reserved. All rights reserved. Executive Compensation validated by strong financial performance Our executive team delivers strong financial performance for our shareholders in fiscal 2023 and fiscal 2024 Revenue increased 16% from FY23 to FY24 NGS ARR(1) increased 43% from FY23 to FY24 Remaining Performance Obligation increased 20% from FY23 to FY24 EPS increased 242% from FY22 to FY23 (1) NGS ARR is annualized allocated revenue of all active contracts as of the final day of the reporting period for Prisma and Cortex offerings inclusive of the VM-Series and related services, and certain cloud-delivered security services. (2) EPS increased by 469% from fiscal 2023 to fiscal 2024, primarily due to our recognition of a deferred tax benefit from the net release of our valuation allowance on United States (“U.S.”) federal, U.S. states other than California, and United Kingdom deferred tax assets in fiscal 2024.

© 2024 Palo Alto Networks, Inc. All rights reserved. Reduced CEO perquisites while maintaining sound risk management Compensation and People Committee carefully reviews and approves perquisites every year • CEO personal benefits decreased approximately 56%, from ~$3.80 million in FY23 to ~$1.69M in FY24 • We annually review the reasonableness of the costs of these services and works to ensure maximum value and a fair price, including in fiscal 2024 consolidating security providers to capture efficiencies • 88% of the reported “All Other Compensation” related to security measures (including a requirement that personal travel be done using charter aircraft and use of a company automobile) that were implemented based on the recommendations of a third-party risk management and security consulting firm (see pages 107-109 of our 2024 Proxy Statement for more details) âÂÂ—ÂÂ‹ Following a security incident involving Mr. Arora, this firm determined that there was a bona-fide, business-related security concern for Mr. Arora and that credible threat actors existed with both the willingness and resources necessary for conducting an attack on Mr. Arora • Our Compensation and People Committee continues to believe that the negative value of a business disruption caused by a security incident involving Mr. Arora would far outweigh these annual costs. âÂÂ—ÂÂ‹ The expenses incurred to prevent such an occurrence is appropriate and in the best interests of our shareholders 9

© 2024 Palo Alto Networks, Inc. All rights reserved. All rights reserved. PSU financial metrics updated to align pay and performance Executive compensation should be aligned with our key financial metrics and long-term growth strategies FY24 Strategy Change. During FY24, the Board approved an ambitious plan to accelerate “platformization” ÂÂ– our strategy to accelerate customer adoption of our platforms across our portfolio ÂÂ– which we believe will: ÂŠ Be a driving force toward our long-term financial goal of $15 billion in NGS ARR by 2030 ÂŠ Meaningfully increase long term shareholder value New PSU Design. To align with this strategy, the FY25 PSU design adopted an equal weighting of NGS ARR and Non-GAAP EPS as the new financial performance measures: ÂŠ NGS ARR: One of our key top line guidance metrics in addition to revenue, which we believe will disproportionality drive our future growth and profitability ÂŠ Non-GAAP EPS: Ensures our growth is balanced, not overly weighted towards the top-line, and is profitable Aligned Prior Awards to New Design. Remaining performance periods for FY23 and FY24 PSUs were aligned with the new financial measures adopted for the FY25 PSUs ÂŠ Ensures focus on the metrics we believe will be most useful to evaluate the success of current business strategy Lowered Max Payout. Lowered max payout by 33.3%, from 600% to 400% of the target, for all NEO PSUs

© 2024 Palo Alto Networks, Inc. All rights reserved. We continue to use equity compensation in a responsible manner We continue to reduce stock based compensation expense and dilution over time while allowing us to remain competitive in our industry and the geographies where we operate Steady progress reducing dilution and stock based compensation expense Our proposed increase of 3M shares was arrived at based on extensive modeling and the following three principles: 1. Our share requests should align with our commitments to reduce SBC as a percentage of revenue 2. Our share reserve should provide a buffer of 1.5-2 years to provide flexibility 3. We will include a share request proposal in proxy annually to provide transparency to shareholders and flexibility to manage our needs Conservative and principles based proposal for share increase

© 2024 Palo Alto Networks, Inc. All rights reserved. ISS’s recommendation on our say-on-pay proposal is not compelling • The Chair of our Compensation and People Committee and Lead Independent Director engaged in significant shareholder engagement, obtaining shareholder feedback to understand our shareholders’ positions on our compensation practices • From that feedback, significant changes were made to our executive compensation practices as described in this presentation and our 2024 Proxy Statement, including decreasing by 33% the maximum payout of PSUs for our NEOs for FY25, reducing our CEOs perquisites by 55%, committing to not grant Mr. Arora additional one-time equity awards of any variety with vesting or performance metrics that overlap with his one-time June 2023 award, and aligning the performance metrics of our PSUs with our long-term strategyÂÂ—each of which align with our shareholders’ feedback • Nonetheless, ISS believes that it is unclear whether our Compensation and People Committee adequately addressed concerns raised by our shareholders, and reaches this conclusion despite the numerous changes to our compensation practices following extensive shareholder engagement • In addition, ISS’s recommendation appears to rely exclusively on its view that our CEO is overpaid despite the significant value realized by our shareholders, and ISS’s own conclusion that our “pay and performance are reasonably aligned for the year in review” • We agree with ISS that our compensation practices are aligned with our pay-for-performance philosophy, and are confident that these practices contributed to shareholder value by appropriately incentivizing and paying our NEOs

© 2024 Palo Alto Networks, Inc. All rights reserved. Glass Lewis’s recommendation on a director nominee is not compelling • Glass Lewis’s recommendation against Right Honorable Sir John Key is solely due to its disapproval of our executive compensation practices and his role on the Compensation and People Committee • Sir John Key joined our Lead Independent Director, John Donovan, to meet with several of our shareholders during fiscal 2024, playing a meaningful role in obtaining shareholder feedback to understand our shareholders’ positions on our compensation practices • From that feedback, significant changes were made to our executive compensation practices as described in this presentation and our 2024 Proxy Statement, and we extensively describe the rationale for our pay practices throughout this presentation and our 2024 Proxy Statement • Sir John Key’s experience adds significant value to Palo Alto Networks given his global business leadership, extensive financial capital markets, and management expertise as former Prime Minister of New Zealand as well as his extensive background in foreign affairs and finance • ISS recommends for Right Honorable Sir John Key for election to our Board of Directors